As filed with the Securities and Exchange Commission on May 7, 2012

Registration No. 333-179628

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

to

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

China Recycling Energy Corporation

(Exact Name of Registrant as Specified in Its Charter)

Nevada	90-0093373
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

12/F, Tower A

Chang An International Building

No. 88 Nan Guan Zheng Jie

Xi’an City, Shaanxi Province

China

+ 86-29-8769-1097

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Guohua Ku, Chief Executive Officer

12/F, Tower A

Chang An International Building

No. 88 Nan Guan Zheng Jie

Xi’an City, Shaanxi Province

China

+ 86-29-8769-1097

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Thomas Wardell, Esq.

Jeffrey Li, Esq.

McKenna Long & Aldridge LLP

303 Peachtree Street, NE, Suite 5300

Atlanta, Georgia 30308

(404) 527-4000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount Of Registration Fee (2)
Common Stock, $0.001 par value per share	20,621,907	$1.52	$31,345,298.64	$3,592.17
TOTAL				$3,592.17	(3)

(1)	Includes 3,750,000 shares issuable upon conversion of a 8% Secured Promissory Note issued on April 29, 2009 to the following selling stockholders: Carlyle Asia Growth Partners III, L.P. and GAGP III Co. Investment L.P. In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also shall register and be deemed to cover any additional shares of Common Stock of the Registrant which may be offered or become issuable to prevent dilution resulting from stock splits, stock dividends, or similar transactions.
(2)	Estimated solely for the purpose of calculation of the registration fee pursuant to Rule 457(c) under the Securities Act based on a per share price of $1.52, the average of the high and low reported sales prices of the Registrant's Common Stock on the NASDAQ Global Market on April 4, 2012.
(3)	Previously Paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 7, 2012

PRELIMINARY PROSPECTUS

China Recycling Energy Corporation

20,621,907 Shares

of

Common Stock

This prospectus relates to the resale, from time to time, of up to 20,621,907 shares of our Common Stock, par value $0.001, which may be offered and sold from time to time by certain stockholders set forth in the “Selling Stockholders” section of this prospectus. Of the shares of Common Stock offered by this prospectus, such shares include 3,750,000 shares of Common Stock issuable upon the conversion of a secured promissory note.

The selling stockholders will receive all of the net proceeds from the sale of Common Stock offered hereby. The selling stockholders may resell the shares of Common Stock offered for resale through this prospectus to or through underwriters, broker-dealers, or agents, who may receive compensation in the form of discounts, concessions, or commissions. We will not receive any proceeds from the sale of these shares by the selling stockholders, but we will bear all costs, fees and expenses in connection with the registration of the shares of Common Stock offered by the selling stockholders. The selling stockholders will bear all commissions and discounts, if any, attributable to the sale of the shares of Common Stock offered for resale through this prospectus.

The selling stockholders will determine where they may sell the shares in all cases, including, in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. For information regarding the selling stockholders and the times and manner in which they may offer or sell shares of our Common Stock, see “Selling Stockholders” or “Plan of Distribution.”

Our Common Stock is quoted on the NASDAQ Global Market under the symbol “CREG.” On May 2, 2012, the last reported sale price for our Common Stock on the NASDAQ Global Market was $1.54 per share.

Investing in shares of our Common Stock involves certain risks. See “Risk Factors” beginning on page 3 of this prospectus. In addition, see “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011, which has been filed with the Securities and Exchange Commission and is incorporated by reference into this prospectus. You should carefully read and consider these risk factors before you invest in shares of our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 7, 2012.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1

PROSPECTUS SUMMARY	1

RISK FACTORS	3

FORWARD-LOOKING STATEMENTS	4

USE OF PROCEEDS	4

DESCRIPTION OF CAPITAL STOCK	4

DESCRIPTION OF COMMON STOCK	4

SELLING STOCKHOLDERS	5

INCOME TAX CONSIDERATIONS	8

PLAN OF DISTRIBUTION	15

LEGAL MATTERS	17

EXPERTS	17

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	17

WHERE YOU CAN FIND MORE INFORMATION	18

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. This means the securities described in this prospectus may be offered and sold in one or more offerings using this prospectus from time to time as described in the “Plan of Distribution.”

You should carefully read this prospectus and the information described under the heading “Where You Can Find More Information.” We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders listed in this prospectus are offering to sell, and seeking offers to buy, shares of our Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Common Stock.

Unless the context otherwise requires, the terms “CREG,” “the Company,” “we,” “us” and “our” in this prospectus refer to China Recycling Energy Corporation, our subsidiaries and consolidated entities. “China” and the “PRC” refer to the People’s Republic of China , excluding, for the purposes of this prospectus, Hong Kong, Macau and Taiwan.

PROSPECTUS SUMMARY

The Company

We currently engage in the recycling energy business, providing energy savings and recycling products and services. We are a leading developer of waste energy recycling projects for industrial applications in China, and we believe that we are one of the few, if not the only, developer to use a Build-Operate-Transfer (“BOT”) model to provide energy saving and recovery facilities for multiple energy intensive industries. Our waste energy recycling projects allow customers who use substantial amounts of electricity to recapture previously wasted pressure, heat, and gas from their manufacturing processes to generate electricity. We currently offer waste energy recycling systems to companies for use in iron and steel, nonferrous metal, cement, coal and petrochemical plants. We also build and operate biomass power generation systems to generate power for our customers. We construct our projects at our customer’s facility and the electricity produced is used on-site by the customer. While some of our competitors offer projects targeting one or two verticals, we serve multiple verticals.

We develop fully-customized projects across several verticals to better meet customer’s energy recovery needs. Our waste pressure-to-energy solution primarily consists of the Blast Furnace Top Gas Recovery Turbine Unit (“TRT”), a system that utilizes high pressure gas emitted from the blast furnace top to drive turbine units and generate electricity. Our waste heat-to-energy solution primarily consists of heat power generation projects for applications in cement, steel and nonferrous metal industries, which collect the residual heat from various manufacturing processes, e.g. the entrance and exit ends of the cement rotary kilns, to generate electricity. Our waste gas-to-energy solution primarily consists of the Waste Gas Power Generation system (“WGPG”) and the Combined Cycle Power Plant (the “CCPP”). A WGPG system utilizes flammable waste gas from coal mining, petroleum exploitation, refinery processing or other sources as a fuel source to generate electricity through the use of a gas turbine. A CCPP system employs more than one power generating cycle to utilize the waste gas, which not only generates electricity by burning the flammable waste gas in a gas turbine (as a WGPG) but also uses the waste heat from burning the gas to make steam to generate additional electricity via a steam turbine.

We provide a clean-technology and energy-efficient solution aimed at improving the air pollution and energy shortage problems in China. Our projects capture industrial waste energy to produce low-cost electricity, enabling industrial manufacturers to reduce their energy costs, lower their operating costs, extend the life of primary manufacturing equipment, and generate saleable emission credits under the Kyoto Protocol. Based on the differential between the cost to our customers of buying power from China’s national power grid and the cost to them of buying one of our projects, we believe our customers can recover the cost of our project within two to three years of operations. In addition, our waste energy recycling projects allow our industrial customers to reduce their reliance on China’s centralized national power grid, which is prone to black-outs or brown-outs or is completely inaccessible from certain remote areas. Our projects generally produce lower carbon dioxide emissions and other pollutants, and are hence more environmentally-friendly than other forms of power generation.

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Since 2007, we have primarily used the BOT model to serve our customers. For each project, we design, finance, construct and install the waste energy recycling projects for our customers, operate the projects for five to twenty years, and then transfer the projects to the owners. The BOT model creates a win-win solution for both our customers and us. We provide the capital expenditure financing in exchange for attractive returns on each project; our customers can focus their capital resources on their core businesses, do not need to invest additional capital to comply with government environmental regulations, reduce noise and emissions and reduce their energy costs. We in turn efficiently recapture our costs through the stream of lease payments.

Our current business is primarily conducted through our wholly-owned subsidiary, Sifang Holdings, its wholly-owned subsidiaries, Huahong New Energy Technology Co., Ltd. (“Huahong”) and Shanghai TCH Energy Technology Co., Ltd. (“Shanghai TCH”), Shanghai TCH’s wholly-owned subsidiaries, Xi’an TCH Energy Technology Company, Ltd (“Xi’an TCH”) and Xingtai Huaxin Energy Tech Co., Ltd. (“Huaxin”), and Xi’an TCH’s subsidiary Erdos TCH Energy Saving Development Co., Ltd (“Erdos TCH”), in which 93% of the investment is from Xi’an TCH, a joint venture between Xi’an TCH and Erdos Metallurgy Co., Ltd.  Shanghai TCH was established as a foreign investment enterprise in Shanghai under the laws of the PRC on May 25, 2004, currently with registered capital of $29.80 million.  Xi’an TCH was incorporated in Xi’an, Shannxi Province under the laws of the PRC on November 8, 2007. Huaxin was incorporated in Xingtai, PRC in November 2007.  Erdos TCH was incorporated in April 2009.  Huahong was incorporated in February 2009.

Our Projects

We design, finance, construct, operate and eventually transfer waste energy recycling projects to meet the energy saving and recovery needs of our customers. Our waste energy recycling projects use the pressure, heat or gas, which is generated as a byproduct of a variety of industrial processes to create electricity. We also build and operate biomass power generation systems to generate electricity. The residual energy from industrial processes, which was traditionally wasted, may be captured in a recovery process and utilized by our waste energy recycling projects to generate electricity without burning additional fuel and without additional emissions.  Among a wide variety of waste-to-energy technologies and solutions, we primarily focus on waste pressure to energy systems, waste heat to energy systems and waste gas power generation systems. We do not manufacture the equipment and materials that are used in the construction of our waste energy recycling projects. Rather, we incorporate standard power generating equipment into a fully integrated onsite project for our customers.

Transactions Exempt From Registration Under The Securities Act: Selling Stockholders

As part of our financing strategy, we have sold secured convertible notes and shares of our Common Stock in private transactions exempt from registration under the Securities Act to raise funds which are used to provide an additional source of financing for our operations and other working capital needs. The shares of Common Stock covered by this Registration Statement were originally issued in the exempt private placement transactions described below.

Secured Convertible Promissory Notes

On November 16, 2007, we entered into a Stock and Notes Purchase Agreement with Carlyle Asia Growth Partners III, L.P. and GAGP III Co. Investment L.P. (together, the “Investors”). Pursuant to that agreement, as amended on April 29, 2008, a Rescission and Subscription Agreement, dated June 25, 2008 and a Registration Rights Agreement, originally dated November 16, 2007, and as amended and restated April 29, 2009, we issued: (i) in exchange for $5,000,000, a 10% Secured Convertible Promissory Note with an interest rate of 10.0% and a maturity date of November 16, 2009, convertible into our Common Stock at $1.23 per share (subject to anti-dilution adjustments); (ii) in exchange for $5,000,000, an Amended and Restated 5% Secured Promissory Note with an interest rate of 5.0% (as adjusted) and a maturity date of April 29, 2011, convertible into our Common Stock at a variable conversion price that equaled $1.154 per share on the date of conversion; (iii) in exchange for $3,000,000, a 8% Secured Convertible Promissory Note with an interest rate of 8% and a maturity date of April 29, 2012, convertible into our Common Stock at $0.80 per share; and (iv) in exchange for $5,002,048, 4,066,706 shares of our Common Stock. As of the date of this Registration Statement, the Investors exercised their conversion rights under: (i) the 10% Secured Convertible Promissory Note into 4,065,040 shares of our Common Stock and (ii) the Amended and Restated 5% Secured Promissory Note into 4,334,192 shares of our Common Stock.

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Private Offerings of Common Stock

On April 20, 2009, we entered into a Stock Purchase Agreement and a Registration Rights Agreement, each dated as of April 15, 2009, with Great Essential Investment, Ltd. (“Great Essential”), a company registered in the Virgin Islands. Pursuant to those agreements, we originally issued, in exchange for $2,000,000, 2,352,941 shares of our Common Stock. Of the 2,352,941 shares of our Common Stock originally issued, Great Essential currently owns 165,441 shares, all of which are covered by this Registration Statement. Of the 2,352,941 shares of our Common Stock originally issued to Great Essential, Great Essential, in two private transactions exempt from registration under the Securities Act, each dated October 31, 2011, transferred 40,000 shares of our Common Stock to each of Foo Shu Huan and MRV Asia Capital Fund, all of which are covered by this Registration Statement.

Dong Qi, an individual resident of China, in a series of private transactions exempt from registration under the Securities Act, transferred 480,000 shares of our Common Stock to each of Foo Shu Huan and MRV Asia Capital Fund and 100,000 shares of our Common Stock to Sino Way Limited, all of which are covered by this Registration Statement. Dong Qi received and purchased the shares covered by this Registration Statement, in a transaction exempt from registration under the Securities Act, pursuant to a Share Transfer Agreement, dated August 31, 2009, between Mr. Dong Qi and certain minority stockholders of the Company. These shares were originally issued by the Company to the aforementioned minority stockholders in connection with in a transaction exempt from registration under the Securities Act, a Share Exchange Agreement, dated August 22, 2007, by and between Mr. Gouhou Ku, the Chairman of our Board of Directors and Chief Executive Officer and a group of individual stockholders of Xi’an Yingfeng Science and Technology Co., Ltd.

Mr. Xinyu (Tony) Peng, who served as our Chief Financial Officer and Secretary from August 2008 until December 30, 2010, received and purchased the shares covered by this Registration Statement, in a transaction exempt from registration under the Securities Act, pursuant to a Share Purchase Agreement, dated January 19, 2011, by and between Mr. Peng and Mr. Gouhou Ku, the Chairman of our Board of Directors and our Chief Executive Officer.

On June 29, 2010, our wholly owned subsidiary, Xi’an TCH Energy Technology Co., Ltd, entered into a Biomass Power Generation Asset Transfer Agreement with Xueyi Dong. Pursuant to that agreement, we originally issued, as partial consideration for the purchased biomass power generation system, 2,941,176 shares of our Common Stock to Xueyi Dong, all of which are covered by this Registration Statement.

Our Corporate Information

We are headquartered in China. Our principal executive offices are located at 12/F, Tower A, Chang An International Building, No. 88 Nan Guan Zheng Jie, Xi’an City, Shaanxi Province, China, and our telephone number at this location is +86-29-8769-1097. Our website address is www.creg-cn.com. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information on our website to be part of this prospectus.

RISK FACTORS

Investing in shares of our Common Stock involves risk. Before making any investment decision, you should carefully consider the risk factors set forth below, under the caption “Risk Factors” in any applicable prospectus supplement and under the caption “Risk Factors” in our most recent annual report on Form 10-K and our subsequent quarterly reports on Form 10-Q, which are incorporated by reference in this prospectus, as well as in any applicable prospectus supplement, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

These risks could materially affect our business, results of operation or financial condition and affect the value of our Common Stock. You could lose all or part of your investment. For more information, see “Where You Can Find More Information.”

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Risks Related to Our Common Stock

Future sales or other dilution of our equity could depress the market price of our Common Stock.

Sales of our Common Stock in the public market, or the perception that such sales could occur, could negatively impact the price of our Common Stock. If the selling stockholders, or any of our other stockholders, particularly any of our institutional stockholders that own significant blocks of our Common Stock, sell substantial amounts of our Common Stock in the public market, including shares issued in completed or future acquisitions, upon the exercise of outstanding options and warrants, or upon conversion of convertible notes, then the market price of our Common Stock could fall. In addition, we have also filed a shelf registration statement for general corporate purposes and to facilitate, amongst other things, our repayment of outstanding debt, the financing of possible acquisitions or business expansions and the financing of ongoing operating expenses and overhead. Shares issued pursuant to existing or future shelf registration statements, in completed or future acquisitions, upon exercise of stock options and warrants, upon conversion of convertible notes and in connection with our employee stock purchase plan will be eligible for resale in the public market without restriction.

FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this prospectus may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act and may involve material risks, assumptions and uncertainties. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “believe,” “might,” “expect,” “anticipate,” “intend,” “plan,” “estimate” and similar words, although some forward-looking statements are expressed differently.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, these statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict and which may cause actual outcomes and results to differ materially from what is expressed or forecasted in such forward-looking statements. These forward-looking statements speak only as of the date of this prospectus. Neither we nor any of the selling stockholders undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. If we do update or correct one or more forward-looking statements, you should not conclude that we will make additional updates or corrections with respect thereto or with respect to other forward-looking statements. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from our forward-looking statements is included in our periodic reports filed with the SEC and in the “Risk Factors” section of this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our Common Stock offered by this prospectus. The selling stockholders will receive all of the proceeds.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of our capital stock and certain provisions of our articles of incorporation and bylaws. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Articles of Incorporation and Amended and Restated Bylaws and applicable provisions of the Nevada Revised Statutes.

See “Where You Can Find More Information” elsewhere in this prospectus for information on where you can obtain copies of our Articles of Incorporation and Amended and Restated Bylaws, which have been filed with and are publicly available from the SEC

Our authorized capital stock consists of 100,000,000 shares of Common Stock, par value $0.001.

DESCRIPTION OF COMMON STOCK

As of May 2, 2012, there were 46,474,350 shares of our Common Stock outstanding, held by approximately 2,752 stockholders of record.

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Our Common Stock is currently traded on the NASDAQ Global Market under the symbol “CREG.” Prior to March 22, 2010, our common stock was traded on FINRA’s Over-the-Counter Bulletin Board under the symbol “CREG.” On August 6, 2004, we changed our name from Boulder Acquisitions, Inc. to China Digital Wireless, Inc. and changed our symbol from “BAQI” to “CHDW.” On March 8, 2007, we changed our name from China Digital Wireless, Inc. to China Recycling Energy Corporation, and changed our symbol from “CHDW” to “CREG.”

The holders of our Common Stock are entitled to one vote per share on all matters submitted to a vote of our stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. The holders of outstanding shares of Common Stock are entitled to receive ratably any dividends declared by our board of directors out of assets legally available. Upon our liquidation, dissolution or winding up, holders of our Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock. Holders of Common Stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock.

All issued and outstanding shares of Common Stock are fully paid and nonassessable. Shares of our Common Stock that may be offered for resale, from time to time, under this prospectus will be fully paid and nonassessable.

Nevada Anti-Takeover Provisions

We are subject to the Nevada anti-takeover laws regulating corporate takeovers. With certain exceptions, this law provides that specified persons who, together with affiliates and associates, own, or within three years did own, 10% or more of the outstanding voting stock of a corporation cannot engage in specified business combinations with the corporation for a period of three years after the date on which the person became an interested stockholder. The law defines the term “business combination” to encompass a wide variety of transactions with or caused by an interested stockholder, including mergers, asset sales and other transactions in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders. This provision has an anti-takeover effect for transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock.

Nevada law also provides that, in certain circumstances, a stockholder who acquires a controlling interest in a corporation, defined in the statute as an interest in excess of a 1/5, 1/3 or 1/2 interest, has no voting rights in the shares acquired that caused the stockholder to exceed any such threshold, unless the corporation’s other stockholders, by majority vote, grant voting rights to such shares. Presently, we have not opted out of this provision. This law only applies to corporations that do business within the State of Nevada and have a significant number of stockholders with addresses in the State of Nevada.

SELLING STOCKHOLDERS

We have agreed to register 20,621,907 shares of our Common Stock which are beneficially owned by the selling stockholders identified below.

On November 16, 2007, we entered into a Stock and Notes Purchase Agreement with Carlyle Asia Growth Partners III, L.P. and GAGP III Co. Investment L.P. (together, the “Investors”). Pursuant to that agreement, as amended on April 29, 2008, a Rescission and Subscription Agreement, dated June 25, 2008 and a Registration Rights Agreement, originally dated November 16, 2007, and as amended and restated April 29, 2009, we issued: (i) in exchange for $5,000,000, a 10% Secured Convertible Promissory Note with an interest rate of 10.0% and a maturity date of November 16, 2009, convertible into our Common Stock at $1.23 per share (subject to anti-dilution adjustments); (ii) in exchange for $5,000,000, an Amended and Restated 5% Secured Promissory Note with an interest rate of 5.0% (as adjusted) and a maturity date of April 29, 2011, convertible into our Common Stock at a variable conversion price that equaled $1.154 per share on the date of conversion; (iii) in exchange for $3,000,000, a 8% Secured Convertible Promissory Note with an interest rate of 8% and a maturity date of April 29, 2012, convertible into our Common Stock at $0.80 per share; and (iv) in exchange for $5,002,048, 4,066,706 shares of our Common Stock. As of the date of this Registration Statement, the Investors had exercised their conversion rights under: (i) the 10% Secured Convertible Promissory Note into 4,065,040 shares of our Common Stock and (ii) the Amended and Restated 5% Secured Promissory Note into 4,334,192 shares of our Common Stock. The Company relied on upon Section 4(2) of the Securities Act and Regulation D promulgated thereunder, as well as Regulation S of the Securities Act in making this sale to the Investors who acquired the shares for investment purposes.

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Pursuant to the Amended and Restated Registration Rights Agreement, we agreed to file with the SEC a registration statement covering the resale of all of the securities issued to the Investors as outlined above pursuant to Rule 415(a)(iii) of the Securities Act. Per the Amended and Restated Registration Rights Agreement, we must file a registration statement within 90 days of such demand from the Investors (we received such notice on November 17, 2011), and the registration statement must have become effective within 120 days after filing or we are contractually obligated to pay certain liquidated damages to the Investors. The other selling stockholders are entitled to certain piggy-back registration rights with respect to the shares of our Common Stock described below.

On April 20, 2009, we entered into a Stock Purchase Agreement and a Registration Rights Agreement, each dated as of April 15, 2009, with Great Essential Investment, Ltd., a company registered in the Virgin Islands. Pursuant to those agreements, we originally issued, in exchange for $2,000,000, 2,352,941 shares of our Common Stock. Of the 2,352,941 shares of our Common Stock originally issued, Great Essential Investment, Ltd. currently owns 165,441 shares, all of which are covered by this Registration Statement. In entering into the transaction, we relied upon Section 4(2) of the Securities Act and Regulation D promulgated thereunder and Regulation S of the Securities Act. Of the 2,352,941 shares of our Common Stock originally issued to Great Essential, Great Essential, in two private transactions exempt from registration under the Securities Act, each dated October 31, 2011, transferred 40,000 shares of our Common Stock to each of Foo Shu Huan and MRV Asia Capital Fund, all of which are covered by this Registration Statement. In transferring the shares to each of Foo Shu Huan and MRV Asia Capital Fund, each “accredited investors” within the meaning of Rule 501 of Regulation D, Great Essential relied upon Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

Dong Qi, an individual resident of China, in a series of private transactions exempt from registration under the Securities Act, transferred 480,000 shares of our Common Stock to each of Foo Shu Huan and MRV Asia Capital Fund and 100,000 shares of our Common Stock to Sino Way Limited, all of which are covered by this Registration Statement. Dong Qi received and purchased the shares covered by this Registration Statement, in a transaction exempt from registration under the Securities Act, pursuant to a Share Transfer Agreement, dated August 31, 2009, between Mr. Dong Qi and certain minority stockholders of the Company. These shares were originally issued by the Company to the aforementioned minority stockholders in connection with in a transaction exempt from registration under the Securities Act, a Share Exchange Agreement, dated August 22, 2007, by and between Mr. Gouhou Ku, the Chairman of our Board of Directors and Chief Executive Officer and a group of individual stockholders of Xi’an Yingfeng Science and Technology Co., Ltd. In transferring the shares to each of Foo Shu Huan, MRV Asia Capital Fund and Sino Way Limited, each “accredited investors” within the meaning of Rule 501 of Regulation D, Dong Qi relied upon Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

On June 29, 2010, our wholly owned subsidiary, Xi’an TCH Energy Technology Co., Ltd, entered into a Biomass Power Generation Asset Transfer Agreement with Xueyi Dong. Pursuant to that agreement, we originally issued on November 22, 2011, as partial consideration for the purchased biomass power generation system, 2,941,176 shares of our Common Stock to Xueyi Dong, all of which are covered by this Registration Statement. We relied upon Section 4(2) of the Securities Act and Regulation D promulgated thereunder in connection with this transaction.

Mr. Xinyu (Tony) Peng, an individual resident of China, in a transaction exempt from registration under the Securities Act, received and purchased 159,352 shares of our Common Stock, all of which are covered by this Registration Statement, in exchange for $159,352, pursuant to a Share Purchase Agreement, dated January 19, 2011, by and between Mr. Peng and Mr. Gouhou Ku, the Chairman of our Board of Directors and our Chief Executive Officer. In entering into the transaction and transferring the shares, the parties relied upon Regulation S of the Securities Act; Mr. Peng acquired the shares for investment purposes.

The shares of Common Stock beneficially owned by each of these selling stockholders are being registered to permit public secondary trading of these securities, and the selling stockholders may offer these shares for resale from time to time as described in the “Plan of Distribution.”

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The following selling stockholders have had a material relationship with the Company within the past three years: (i) Carlyle Asia Growth Partners III, L.P., (ii) GAGP III Co. Investment L.P. (together, with Carlyle Asia Growth Partners III, L.P. referred to as the “Investors” in this Registration Statement), (iii) Mr. Xinyu (Tony) Peng and (iv) Sino Way Limited.

In connection with the exempt private transactions described above, the Investors, pursuant to the terms of an Amended and Restated Shareholders Agreement among the Investors, the Company and certain other parties, dated August 18, 2010, have had the right, and continue to have the right, to appoint, subject to final approval by our stockholders, a director to our Board of Directors. Nicholas Shao, Managing Director of Carlyle Asia Growth, an affiliate of the Investors, has served on our Board of Directors since June 3, 2008, as the Investors’ appointee. From August 2008 until December 30, 2010, Mr. Xinyu (Tony) Peng served as our Chief Financial Officer and Secretary. As reported on a Form 8-K, filed January 6, 2011, Mr. Xinyu (Tony) Peng resigned as our Chief Financial Officer and Secretary on December 30, 2010. David Chong, our current Chief Financial Officer and Secretary, is the sole stockholder of Sino Way Limited. Mr. Chong has served as our Chief Financial Officer and Secretary since December 30, 2010. Other than as described above, none of the selling stockholders has, or within the past three years has had, any position, office or material relationship with us or any of our predecessors or affiliates.

The following table sets forth the names of the selling stockholders, the number of shares of common stock owned beneficially by each selling stockholder as of April 6, 2012, and the number of shares that may be offered for resale by the selling stockholders from time to time. These shares may also be sold by donees, pledgees, and other transferees or successors in interest of the selling stockholders.

The selling stockholders may decide to sell all, some, or none of the shares of the Common Stock listed below. We cannot provide you with any estimate of the number of shares of common stock that any of the selling stockholders will hold in the future.

For purposes of this table, beneficial ownership is determined in accordance with the Rule 13d-3 promulgated under the Securities Exchange Act of 1934, and includes voting power and investment power with respect to such shares. In calculating the percentage ownership or percent of equity vote for a given individual or group, the number of shares of common stock outstanding for that individual or group includes unissued shares subject to options, warrants, rights or conversion privileges exercisable within sixty days held by such individual or group, but are not deemed outstanding by any other person or group.

The applicable percentages of ownership are based on an aggregate of 46,474,350 shares of our Common Stock issued and outstanding on May 2, 2012.

					Number
					of Shares
	Number		Shares		of Common Stock	Percent
	of Shares	Percent	Available		To Be Owned	of Common Stock
	of Common Stock	of Common Stock	for Sale		After	to be Owned
	Owned Before	Owned Before	Under This		the Termination	After Completion
Name of Selling Stockholder	the Offering	the Offering	Prospectus		of the Offering	of the Offering
Carlyle Asia Growth Partners III (3)	11,935,014	33.75%	15,525,302	(1)	(2)	(2)
Xueyi Dong (4)	2,941,176	*	2,941,176		(2)	(2)
CAGP III Co-Investment, L.P. (3)	530,924	*	690,636	(1)	(2)	(2)
Foo Shu Huan (5)	520,000	*	520,000		(2)	(2)
MRV Asia Capital Fund (6)	520,000	*	520,000		(2)	(2)
Great Essential Investment, Ltd (7)	165,441	*	165,441		(2)	(2)
Sino Way Limited (8)	100,000	*	100,000		(2)	(2)
Xinyu (Tony) Peng (9)	159,352	*	159,352		(2)	(2)

* Less than one percent

(1)	Includes a 8% Secured Convertible Promissory Note in the amount of $3,000,000 with an interest rate of 8% and a maturity date of April 29, 2012, convertible into our Common Stock at $0.80 per share (approximately 3,750,000 shares of our Common Stock). Upon conversion of such note, the Company shall issue 3,590,288 shares of our Common Stock to Carlyle Asia Growth Partners III, L.P. and 159,712 shares of our Common Stock to GAGP III Co-Investment, L.P.

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(2)	Because (a) the selling stockholders may offer all or some of the shares of our common stock that they hold in the offering contemplated by this prospectus, (b) the offering of shares of our common stock is not being underwritten on a firm commitment basis, and (c) the selling stockholders could purchase additional shares of our common stock from time to time, no estimate can be given as to the number of shares or percent of our common stock that will be held by the selling stockholders upon termination of the offering.

(3)	The address of Carlyle Asia Growth Partners III, L.P. (c/o The Carlyle Group) and GAGP III Co-Investment, L.P. (c/o The Carlyle Group) is 1001 Pennsylvania Ave N.W., Suite 220, Washington D.C., 20004 . The selling stockholders identified indicated that they are affiliates of registered broker-dealers. These selling stockholders have represented that at the time of the acquisition of the securities, and to this day, they had no agreements or understandings, directly or indirectly, with any person to distribute the shares of Common Stock covered by this prospectus. To the extent we become aware that the selling stockholders did have such an agreement or understanding, we will file an amendment to this Registration Statement to designate such persons as underwriters within the meaning of the Securities Act. DBD Cayman Holdings, Ltd. exercises investment discretion and control over the shares held by each of Carlyle Asia Growth Partners III, L.P. and CAGP III Co-Investment, L.P., through its indirect subsidiary, CAGP General Partner, L.P., which is the general partner of each of Carlyle Asia Growth Partners III, L.P. and CAGP III Co-Investment, L.P. DBD Cayman Holdings, Ltd. is controlled by its ordinary members, and all action relating to the voting or disposition of the Common Stock covered by this Registration Statement requires approval of a majority of the ordinary members. William E. Conway, Jr., Daniel A. D’Aniello and David M. Rubenstein, as the ordinary members of DBD Cayman Holdings, Ltd., may be deemed to share beneficial ownership of the shares of Common Stock in the Company beneficially owned by DBD Cayman Holdings, Ltd.

(4)	The address of Xueyi Dong is No 505, Block A, Bei Shao Men, Shi Ji Jin Yuan Re, Quarter Shannxi Province, China.

(5)	The address of Foo Shu Huan is 18 Mayflower Place, Singapore 568699.

(6)	The address of MRV Asia Capital Fund c/o MRV Capital PTE Ltd is 30 Robinson Road, #06-04 Robinson Towers, Singapore 048546. MRV Capital PTE Ltd., as the investment manager of the MRV Asia Capital Fund, exercises investment discretion and control over the shares held by MRV Asia Capital Fund. MRV Capital PTE Ltd. is controlled by its fund managers, Mr. Yek Tiew Chan and Mr. Michael Ong, and all action relating to the voting or disposition of the Common Stock held in the Company requires unanimous consent of the fund managers.

(7)	The address of Great Essential Investment, Ltd. is No. 47 Shu Yuan Dong Road, Lin Tong District, Xi’an, China 710600. Mr. Jinghe Dong is the sole shareholder of Great Essential Investment, Ltd. and is the beneficial owner (i.e., exercises all investment discretion and voting control) of the shares owned by Great Essential Investment, Ltd.

(8)	The address of Sino Way Limited is 100 Beach Road, #25-06 Shaw Towers, Singapore 189702. Mr. David Chong, our CFO and Secretary, is the sole shareholder of Sino Way Limited and is the beneficial owner (i.e., exercises investment discretion and control) of the shares owned by Sino Way Limited.

(9)	The address of Xinyu (Tony) Peng is 9221 Everwood Court, Tampa, Florida 33647.

INCOME TAX CONSIDERATIONS

Material United States Federal Income Tax Considerations

General

The following is a general summary of certain material U.S. federal income tax consequences to U.S. holders (as defined below) relating to the purchase, ownership and disposition of shares of our Common Stock, as of the date hereof. This discussion assumes that an investor will hold each share of our Common Stock purchased as a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to an investor in light of that investor’s particular circumstances. In addition, this discussion does not address (i) U.S. federal non-income tax laws, such as estate or gift tax laws, (ii) state, local or non-U.S. tax consequences, or (iii) the special tax rules that may apply to certain investors, including, without limitation, banks, insurance companies, financial institutions, broker-dealers, taxpayers that have elected mark-to-market accounting, taxpayers subject to the alternative minimum tax provisions of the Code, tax-exempt entities, governments or agencies or instrumentalities thereof, regulated investment companies, real estate investment trusts, persons whose functional currency is not the U.S. dollar, U.S. expatriates or former long-term residents of the United States, investors that acquire, hold, or dispose of our Common Stock as part of a straddle, hedge, wash sale, constructive sale or conversion transaction or other integrated transaction, or persons that acquired our Common Stock pursuant to an exercise of employee stock options, in connection with employee stock incentive plans or otherwise as compensation. Additionally, this discussion does not consider the tax treatment of entities treated as partnerships or other pass-through entities for U.S. federal income tax purposes or of persons who hold our Common Stock through such entities. The tax treatment of a partnership and each partner thereof will generally depend upon the status and activities of the partnership and such partner. Thus, partnerships, other pass-through entities and persons holding our Common Stock through such entities should consult their own tax advisors.

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This discussion is based on current provisions of the Code, its legislative history, U.S. Treasury regulations promulgated under the Code, judicial opinions, and published rulings and procedures of the U.S. Internal Revenue Service (“IRS”), all as in effect on the date of this prospectus. These authorities are subject to differing interpretations or to change, possibly with retroactive effect. We have not sought, and will not seek, any ruling from the IRS or any opinion of counsel with respect to the tax consequences discussed below, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained.

As used in this discussion, the term “U.S. person” means a person that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized (or treated as created or organized) in or under the laws of the United States or of any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. As used in this discussion, the term “U.S. holder” means a beneficial owner of our Common Stock that is a U.S. person, and the term “non-U.S. holder” means a beneficial owner of our Common Stock (other than an entity that is treated as a partnership or other pass-through entity for U.S. federal income tax purposes) that is not a U.S. person.

U.S. Holders

Taxation of Distributions

A U.S. holder will be required to include in gross income as ordinary income the amount of any dividend paid on the shares of our Common Stock. A distribution on such shares will be treated as a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits generally will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our Common Stock. Any remaining excess generally will be treated as gain from the sale or other disposition of the Common Stock and will be treated as described under “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.

Dividends paid to a non-corporate U.S. holder in taxable years beginning before January 1, 2013 generally will be subject to a reduced maximum tax rate of 15% provided certain holding period and other requirements are satisfied. Beginning January 1, 2013, the rate applicable to dividends is currently scheduled to return to the tax rate generally applicable to ordinary income. Dividends paid to U.S. holders that are corporations will be eligible for the dividends-received deduction if the U.S. holders meet certain holding period and other applicable requirements.

If PRC taxes apply to any dividends paid to a U.S. holder on our Common Stock, such taxes may be treated as foreign taxes eligible for a deduction from such holders’ U.S. federal taxable income or a foreign tax credit against such U.S. holder’s U.S. federal income tax liability (subject to certain limitations). In addition, a U.S. holder may be entitled to certain benefits under the treaty between the United States and the PRC. U.S. holders should consult their own tax advisors regarding the availability of a credit for any such PRC tax, the availability of the foreign tax credit to them and their eligibility for the benefits of the income tax treaty between the United States and the PRC.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock

In general, a U.S. holder must treat any gain or loss recognized upon a sale, taxable exchange, or other taxable disposition of our Common Stock as capital gain or loss. Any such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the Common Stock so disposed of exceeds one year. In general, a U.S. holder will recognize gain or loss in an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in the Common Stock so disposed of. Long-term capital gain recognized by a non-corporate U.S. holder generally will be subject to a maximum tax rate of 15 percent for tax years beginning before January 1, 2013, after which the maximum long-term capital gains tax rate is currently scheduled to increase to 20 percent. The deduction of capital losses is subject to various limitations.

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If PRC taxes apply to any gain from the disposition of our Common Stock by a U.S. holder, such taxes may be treated as foreign taxes eligible for a deduction from such holder’s U.S. federal taxable income or a foreign tax credit against such U.S. holder’s U.S. federal income tax liability (subject to certain limitations). In addition, such U.S. holder may be entitled to certain benefits under the U.S.-PRC Tax Treaty U.S. holders should consult their own tax advisors regarding the deduction or credit for any such PRC tax and their eligibility for the benefits of the U.S.-PRC Tax Treaty.

Additional Taxes After 2012

For taxable years beginning after December 31, 2012, U.S. holders that are individuals, estates or trusts will be required to pay an additional 3.8% Medicare contribution tax on unearned income, including, among other things, dividends on and capital gains from the sale or other disposition of stock, subject to certain limitations and exceptions. U.S. holders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our Common Stock.

Non-U.S. Holders

Taxation of Distributions

In general, any distribution we make to a non-U.S. holder of shares of our Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute a dividend for U.S. federal income tax purposes. Any dividend paid to a non-U.S. holder with respect to shares of our Common Stock that is not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States, as described below, generally will be subject to U.S. federal withholding tax at a rate of 30 percent of the gross amount of the dividend, unless such non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN). Any distribution not constituting a dividend will constitute a return of capital that will be applied against and reduce (but not below zero) the non-U.S. holder’s adjusted tax basis in its shares of our Common Stock. Any remaining excess generally will be treated as gain from the sale or other disposition of the Common Stock, which will be treated as described under “— Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.

Dividends we pay to a non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if certain income tax treaties apply, are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder) generally will not be subject to U.S. withholding tax, provided such non-U.S. holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate tax rates applicable to U.S. persons. If the non-U.S. holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30 percent (or such lower rate as may be specified by an applicable income tax treaty).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a sale, exchange or other disposition of our Common Stock, unless:

•	the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•	we are or have been a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five year period ending on the date of disposition or the non-U.S. holder’s holding period for the Common Stock disposed of.

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Unless an applicable tax treaty provides otherwise, gain described in the first and third bullet points above generally will be subject to U.S. federal income tax, net of certain deductions, at the same tax rates applicable to U.S. persons. Any gains described in the first bullet point above of a non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30 percent rate (or a lower applicable income tax treaty rate). Any U.S. source capital gain of a non-U.S. holder described in the second bullet point above (which may be offset by U.S. source capital losses during the taxable year of the disposition) generally will be subject to a flat 30 percent U.S. federal income tax (or a lower applicable income tax treaty rate).

In connection with the third bullet point above, we generally will be classified as a USRPHC if (looking through certain subsidiaries) the fair market value of our “United States real property interests” equals or exceeds 50 percent of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We believe that we currently are not a USRPHC, and we do not anticipate becoming a USRPHC (although no assurance can be given that we will not become a USRPHC in the future). Even if we are a USRPHC, a non-U.S. holder will not be subject to U.S. federal income tax solely because of our status as a USRPHC so long as our Common Stock is “regularly traded on an established securities market,” and such non-U.S. holder did not hold directly or indirectly more than 5% of our Common Stock at any time during the shorter of the five-year period preceding the date of the disposition or the holder’s holding period. If a non-U.S. holder owned directly or indirectly more than 5% of our Common Stock at any time during the applicable period then any gain recognized by a Non-U.S. holder on the sale or other disposition of our Common Stock would be treated as effectively connected with a U.S. trade or business and would be subject to U.S. federal income tax at applicable graduated U.S. federal income tax rates and in much the same manner as applicable to U.S. persons.

Payments After 2012

Effective generally for payments made after December 31, 2012, a non-U.S. holder may be subject to a U.S. federal withholding tax at a 30% rate with respect to dividends on, and the gross proceeds from the sale or other disposition of, our Common Stock if certain disclosure requirements related to the U.S. accounts maintained by, or the U.S. ownership of, the non-U.S. holder are not satisfied. If payment of such withholding taxes is required, a non-U.S. holder that is otherwise eligible for an exemption from, or a reduction of, U.S. withholding taxes with respect to such dividends and proceeds generally will be required to seek a refund from the IRS to obtain the benefit of such exemption or reduction. Non-U.S. holders should consult their own tax advisors regarding the effect, if any, of such withholding taxes on their ownership and disposition of our Common Stock.

Information Reporting and Backup Withholding

We generally must report annually to the IRS and to each holder the amount of dividends and certain other distributions we pay to such holder on our Common Stock and the amount of tax, if any, withheld with respect to those distributions. In the case of a non-U.S. holder, copies of the information returns reporting those distributions and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement. Information reporting is also generally required with respect to proceeds from the sales and other dispositions of our Common Stock to or through the U.S. office (and in certain cases, the foreign office) of a broker.

In addition, backup withholding of U.S. federal income tax, currently at a rate of 28 percent, generally will apply to distributions made on our Common Stock to, and the proceeds from sales and other dispositions of our Common Stock by, a non-corporate U.S. holder who:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that backup withholding is required; or

•	in certain circumstances, fails to comply with applicable certification requirements.

A non-U.S. holder generally may eliminate the requirement for information reporting (other than with respect to distributions, as described above) and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

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Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. holder’s or a non-U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

Material PRC Income Tax Considerations

The following discussion summarizes the material PRC income tax considerations relating to the purchase, ownership and disposition of shares of our Common Stock, as of the date hereof.

Resident Enterprise Treatment

On March 16, 2007, the Fifth Session of the Tenth National People’s Congress passed the Enterprise Income Tax (“EIT “) Law, which became effective on January 1, 2008. Under the EIT Law, enterprises are classified as “resident enterprises” and “non-resident enterprises.” Pursuant to the EIT Law and its implementing rules, enterprises established outside China whose “de facto management bodies” are located in China are considered “resident enterprises” and subject to the uniform 25.0% enterprise income tax rate on global income. According to the implementing rules of the EIT Law, “de facto management body” refers to a managing body that in practice exercises overall management control over the production and business, personnel, accounting and assets of an enterprise. Due to governmental support for our industry, however, we have enjoyed preferential tax rates ranging from 15% to 25% on our incomes from China and we have no income from the U.S. The preferential tax rates are reviewed by the taxing authorities every three years and will expire for us in 2013. If the PRC tax authorities fail to extend our preferential tax rates, we will be subject to a fixed enterprise income tax rate of 25.0%.

On April 22, 2009, the State Administration of Taxation issued the Notice on the Issues Regarding Recognition of Enterprises that are Domestically Controlled as PRC Resident Enterprises Based on the De Facto Management Body Criteria, which was retroactively effective as of January 1, 2008. This notice provides that an overseas incorporated enterprise controlled by a PRC company or a PRC company group will be recognized as a “tax-resident enterprise” if it satisfies all of the following conditions: (i) the senior management responsible for daily production/ business operations are primarily located in the PRC, and the location(s) where such senior management execute their responsibilities are primarily in the PRC; (ii) strategic financial and personnel decisions are made or approved by organizations or personnel located in the PRC; (iii) major properties, accounting ledgers, company seals and minutes of board meetings and stockholder meetings, etc., are maintained in the PRC; and (iv) 50.0% or more of the board members with voting rights or senior management habitually reside in the PRC. Although the Notice only applies to offshore enterprises controlled by PRC enterprises and not those controlled by PRC individuals or foreigners, the determining criteria set forth in the circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, individuals or foreigners. However, it remains uncertain how tax authorities will determine tax residency based on the facts of each case, given that the Enterprise Income Tax Laws are relatively new and ambiguous in terms of some definitions, requirements and detailed procedures.

Given the short history of the EIT Law and lack of applicable legal precedent, it remains unclear how the PRC tax authorities will determine the PRC tax resident treatment of a non-PRC company such as us. If the PRC tax authorities determine that we are a “tax-resident enterprise” for PRC enterprise income tax purposes, a number of tax consequences could follow. First, we could be subject to a fixed enterprise income tax at a rate of 25.0% on our global taxable income (assuming that our preferential tax rates are not renewed). Second, the EIT Law provides that dividend income between “qualified resident enterprises” is exempt from income tax. It is unclear whether the dividends we receive would constitute dividend income between “qualified resident enterprises” and would therefore qualify for tax exemption.

Although there has not been a definitive determination as to our “resident enterprise” or “non-resident enterprise” status, we believe that we are a “tax-resident enterprise”.

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Dividends From PRC Operating Companies

If we are not treated as tax-resident enterprises under the EIT Law, then dividends that we receive may be subject to PRC withholding tax. The EIT Law and the implementing rules of the EIT Law provide that (A) an income tax rate of 25.0% will normally be applicable to investors that are “non-resident enterprises,” or non-resident investors, which (i) have establishments or premises of business inside the PRC, and (ii) the income in connection with their establishment or premises of business is sourced from the PRC or the income is earned outside the PRC but has actual connection with their establishments or places of business inside the PRC, and (B) an income tax rate of 10.0% will normally be applicable to dividends payable to investors that are “non-resident enterprises,” or non-resident investors, which (i) do not have an establishment or place of business in the PRC or (ii) have an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within the PRC. Due to governmental support for our industry, however, we have enjoyed preferential tax rates ranging from 15% to 25% on our incomes from China and we have no income from the U.S. The preferential tax rates are reviewed by the taxing authorities every three years and will expire for us in 2013. If the PRC tax authorities fail to extend our preferential tax rates, we will be subject to a fixed enterprise income tax rate of 25.0%.

Dividend income between qualified “tax-resident enterprises” is exempt from the 10.0% income tax described in the foregoing paragraph. However, as described above, the PRC tax authorities may determine the resident enterprise status of entities organized under the laws of foreign jurisdictions, on a case-by-case basis. We are a holding company and substantially all of our income may be derived from dividends. Thus, if we are considered as a “non-resident enterprise” under the EIT Law and the dividends paid to us are considered income sourced within the PRC, such dividends received may be subject to the 10.0% income tax described in the foregoing paragraph.

As of the date hereof, there has not been a definitive determination as to our “resident enterprise” or “non-resident enterprise” status. We will consult with the PRC tax authorities and make any necessary tax withholding if, in the future, our PRC subsidiaries were to pay any dividends and we (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that we are a non-resident enterprise under the EIT Law.

Dividends That Non-Resident Corporate Investors Receive From Us; Gain on the Sale or Transfer of Our Common Stock

If dividends payable to (or gains recognized by) our non-resident corporate investors are treated as income derived from sources within the PRC, then the dividends that non-resident corporate investors receive from us, and any such gain on the sale or transfer of our Common Stock, may be subject to taxes under PRC tax laws.

Under the EIT Law and the implementing rules of the EIT Law, PRC income tax at the rate of 10.0% is applicable to dividends payable to corporate investors that are “non-resident enterprises,” or non-resident corporate investors, which (i) do not have an establishment or place of business in the PRC or (ii) have an establishment or place of business in the PRC but the relevant income is not effectively connected with the establishment or place of business, to the extent that such dividends have their sources within the PRC. Similarly, any gain realized on the transfer of Common Stock by such corporate investors is also subject to 10.0% PRC income tax if such gain is regarded as income derived from sources within the PRC.

The dividends paid by us to non-resident corporate investors with respect to our Common Stock, or gain non-resident corporate investors may realize from sale or the transfer of our Common Stock, may be treated as PRC-sourced income and, as a result, may be subject to PRC tax at a rate of 10.0%. In such event, we also may be required to withhold a 10.0% PRC tax on any dividends paid to non-resident corporate investors. In addition, non-resident corporate investors in our Common Stock may be responsible for paying PRC tax at a rate of 10.0% on any gain realized from the sale or transfer of our Common Stock after the consummation of this offering if such non-resident corporate investors and the gain satisfy the requirements under the EIT Law and its implementing rules. However, under the EIT Law and its implementing rules, we would not have an obligation to withhold income tax in respect of the gains that non-resident corporate investors (including U.S. corporate investors) may realize from the sale or transfer of our Common Stock from and after the consummation of this offering.

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The State Administration of Taxation issued a circular, or Circular 698, on December 10, 2009, that reinforces taxation on transfer of non-listed shares by non-resident enterprises through overseas holding vehicles. Circular 698 applies retroactively and was deemed to be effective as of January 2008. Pursuant to Circular 698, where (i) a foreign investor who indirectly holds equity interest in a PRC resident enterprise through an offshore holding company indirectly transfers equity interests in a PRC resident enterprise by selling the shares of the offshore holding company, and (ii) the offshore holding company is located in a jurisdiction where the effective tax rate is lower than 12.5% or where the offshore income of its residents is not taxable, the foreign investor is required to provide the tax authority in charge of that PRC resident enterprise with certain relevant information within 30 days of the transfer. The tax authorities in charge will evaluate the offshore transaction for tax purposes. In the event that the tax authorities determine that such transfer is abusing forms of business organization and there is no reasonable commercial purpose other than avoidance of PRC enterprise income tax, the tax authorities will have the power to conduct a substance-over-form re-assessment of the nature of the equity transfer. A reasonable commercial purpose may be established when the overall offshore structure is set up to comply with the requirements of supervising authorities of international capital markets. If the State Administration of Taxation’s challenge of a transfer is successful, they will deny the existence of the offshore holding company that is used for tax planning purposes. Since Circular 698 has a short history, there is uncertainty as to its application. We and our foreign investors may become at risk of being taxed under Circular 698 and may be required to expend resources to comply with Circular 698 or to establish that we or our foreign investors should not be taxed under Circular 698 which could have a material adverse effect on our or our foreign investors’ financial condition and results of operations.

If we were to pay any dividends in the future, we would again consult with the PRC tax authorities and if we (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that we must withhold PRC tax on any dividends payable by us under the EIT Law, we will make any necessary tax withholding on dividends payable to our non-resident investors. If non-resident corporate investors (including U.S. investors) as described under the EIT Law realized any gain from the sale or transfer of our Common Stock and if such gain were considered as PRC-sourced income, such non-resident corporate investors would be responsible for paying 10.0% PRC income tax on the gain from the sale or transfer of our Common Stock. As indicated above, under the EIT Law and its implementing rules, we would not have an obligation to withhold PRC income tax in respect of the gains that non-resident corporate investors (including U.S. investors) may realize from the sale or transfer of our Common Stock from and after the consummation of this offering.

Penalties for Failure to Pay Applicable PRC Income Tax

Non-resident corporate investors may be responsible for paying PRC tax at a rate of 10.0% on any gain realized from the sale or transfer of our Common Stock after the consummation of this offering if such non-resident corporate investors and the gain classify as such under the EIT Law and its implementing rules, as described above.

According to the EIT Law and its implementing rules, the PRC Tax Administration Law (the “Tax Administration Law”) and its implementing rules, the Provisional Measures for the Administration of Withholding of Enterprise Income Tax for Non-resident Enterprises (the “Administration Measures”) and other applicable PRC laws or regulations (collectively the “Tax Related Laws”), where any gain derived by non-resident corporate investors from the sale or transfer of our Common Stock is subject to any income tax in the PRC, and such non-resident corporate investors fail to file any tax return or pay tax in this regard pursuant to the Tax Related Laws, they may be subject to certain fines, penalties or punishments, including without limitation: (1) if a non-resident corporate investor fails to file a tax return and present the relevant information in connection with tax payments, the competent tax authorities may order it to do so within the prescribed time limit and may impose a fine up to RMB 2,000 ($300), and in egregious cases, may impose a fine ranging from RMB 2,000 to RMB 10,000 ($300 - $1500); (2) if a non-resident corporate investor fails to file a tax return or fails to pay all or part of the amount of tax payable, the non-resident corporate investor will be required to pay the unpaid tax amount payable, a surcharge on overdue tax payments (the daily surcharge is 0.1% of the overdue amount, beginning from the day the deferral begins), and a fine ranging from 50.0% to 500.0% of the unpaid amount of the tax payable; (3) if a non-resident corporate investor fails to file a tax return or pay the tax within the prescribed time limit according to the order by the PRC tax authorities, the PRC tax authorities may collect and check information about the income items of the non-resident corporate investor in the PRC and other payers (the “Other Payers”) who will pay amounts to such non-resident corporate investor, and send a “Notice of Tax Issues” to the Other Payers to collect and recover the tax payable and impose overdue fines on such non-resident corporate investor from the amounts otherwise payable to such non-resident corporate investor by the Other Payers; (4) if a non-resident corporate investor fails to pay the tax payable within the prescribed time limit as ordered by the PRC tax authorities, a fine may be imposed on the non-resident corporate investor ranging from 50.0% to 500.0% of the unpaid tax payable; and the PRC tax authorities may, upon approval by the director of the tax bureau (or sub-bureau) of, or higher than, the county level, take the following compulsory measures: (i) notify in writing the non-resident corporate investor’s bank or other financial institution to withhold amounts from the account thereof for payment of the amount of tax payable, and (ii) detain, seal off, or sell by auction or on the market the non-resident corporate investor’s commodities, goods or other property in a value equivalent to the amount of tax payable; or (5) if the non-resident corporate investor fails to pay all or part of the amount of tax payable or surcharge for overdue tax payment, and cannot provide a guarantee to the tax authorities, the tax authorities may notify the frontier authorities to prevent the non-resident corporate investor or their legal representative from leaving the PRC.

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PLAN OF DISTRIBUTION

The Common Stock covered by this prospectus may be offered and sold from time to time by the selling stockholders.  The term “selling stockholders” includes pledgees, donees, transferees or other successors in interest selling shares received after the date of this prospectus from each selling stockholders as a pledge, gift, partnership distribution or other non-sale related transfer.  The number of shares beneficially owned by selling stockholders will decrease as and when they effect any such transfers.  The plan of distribution for the selling stockholders’ shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling stockholders hereunder.  To the extent required, we may amend and supplement this prospectus from time to time to describe a specific plan of distribution.  The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Once sold under this Registration Statement, of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

We will not receive any of the proceeds from the sale by the selling stockholders of the shares of Common Stock. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

The selling stockholders may make these sales at prices and under terms then prevailing or at prices related to the then current market price.  The selling stockholders may also make sales in negotiated transactions.  The selling stockholders may offer their shares from time to time pursuant to one or more of the following methods:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	one or more block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	public or privately negotiated transactions;

•	on the NASDAQ Global Market (or through the facilities of any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association, on which the shares are then listed, admitted to unlisted trading privileges or included for quotation);

•	through underwriters, brokers or dealers (who may act as agents or principals) or directly to one or more purchasers;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

In connection with distributions of the shares or otherwise, the selling stockholders may:

•	enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume;

15

•	sell the shares short after the effective date of the registration statement of which this prospectus forms a part and redeliver the shares to close out such short positions;

•	enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to them of shares offered by this prospectus, which they may in turn resell; and

•	pledge shares to a broker-dealer or other financial institution, which, upon a default, they may in turn resell.

In addition to the foregoing methods, the selling stockholders may offer their shares from time to time in transactions involving principals or brokers not otherwise contemplated above, in a combination of such methods or described above or any other lawful methods.  The selling stockholders may also transfer, donate or assign their shares to lenders, family members and others and each of such Persons will be deemed to be a selling stockholder for purposes of this prospectus.  The selling stockholders or their successors in interest may from time to time pledge or grant a security interest in some or all of the shares of Common Stock, and if the selling stockholders default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time under this prospectus; provided however in the event of a pledge or then default on a secured obligation by the selling stockholders, in order for the shares to be sold under this Registration Statement, unless permitted by law, we must distribute a prospectus supplement and/or amendment to this Registration Statement amending the list of selling stockholders to include the pledgee, secured party or other successors in interest of the selling stockholders under this prospectus.

The selling stockholders may also sell their shares pursuant to Rule 144 under the Securities Act, provided the selling stockholders meet the criteria and conform to the requirements of such rule.

The selling stockholders may effect such transactions directly or indirectly through underwriters, broker-dealers or agents acting on their behalf.   Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders, in amounts to be negotiated immediately prior to the sale (which compensation as to a particular broker-dealer might be in excess of customary commissions for routine market transactions). If the shares of Common Stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent's commissions. Neither we, nor the selling stockholders, can presently estimate the amount of that compensation. If any selling stockholder notifies us that a material arrangement has been entered into with a broker- dealer for the sale of shares through a block trade, special offering, exchange, distribution or secondary distribution or a purchase by a broker or dealer, we will file a prospectus supplement, if required by Rule 424 under the Securities Act, setting forth: (i) the name of each of the selling stockholder and the participating broker-dealers; (ii) the number of shares involved; (iii) the price at which the shares were sold; (iv) the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable; (v) a statement to the effect that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and any other fact material to the transaction.

The selling stockholders and any other person participating in a distribution of the shares covered by this prospectus will be subject to applicable provisions of the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the shares by the selling stockholders and any other such person. Furthermore, under Regulation M, any person engaged in the distribution of the shares may not simultaneously engage in market-making activities with respect to the particular shares being distributed for certain periods prior to the commencement of, or during, that distribution. All of the above may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares. The Company has advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply.

In offering the shares covered by this prospectus, the selling stockholders, and any broker-dealers and any other participating broker-dealers who execute sales for the selling stockholders, may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales.  Any profits realized by the selling stockholders and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions. We are not aware that any selling stockholder has entered into any arrangements with any underwriters or broker-dealers regarding the sale of its shares of our Common Stock.

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We have agreed to indemnify the selling stockholders against certain liabilities arising in connection with this offering, including liabilities under the Securities Act, in accordance with any applicable registration rights agreements; provided, however, the Company shall not indemnify the selling stockholders against liabilities arising out of, or based upon, any untrue statement or omission furnished to us by the selling stockholders.

LEGAL MATTERS

The validity of the Common Stock offered in this prospectus will be passed upon for us by McKenna Long & Alrdridge LLP. Certain legal matters relating to the PRC in connection with this offering have been passed upon for us by Kang Da Law Firm. McKenna Long & Aldridge LLP may rely on Kang Da Law Firm with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements of China Recycling Energy Corporation and its subsidiaries as of December 31, 2011 and 2010, and for each of the years in the two-year period ended December 31, 2011, have been incorporated by reference in the Registration Statement in reliance on the report of Goldman Kurland Mohidin LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them into this prospectus. This means that we can disclose important information about us and our financial condition to you by referring you to another document filed separately with the SEC instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus and later information that we file with the SEC will automatically update and supersede this information. This prospectus incorporates by reference any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, between the date of the initial registration statement and prior to effectiveness of the registration statement and the documents listed below that we have previously filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2011;

•	the portions of our Definitive Proxy Statement on Schedule 14A filed on April 30, 2012 that were incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2011;

•	our Current Reports on Form 8-K filed on January 3, 2012, March 28, 2012, April 16, 2012, April 17, 2012 and April 26, 2012; and

•	the description of our Common Stock contained in the Registration Statement on Form SB-2, dated November 12, 2004, File No. 333-120431, and any other amendment or report filed for the purpose of updating such description.

We also incorporate by reference all documents that we file with the SEC on or after the effective time of this prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the sale of all shares of Common Stock registered hereunder or the termination of the registration statement. Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in the applicable prospectus supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

17

You may request a copy of the filings incorporated herein by reference, including exhibits to such documents that are specifically incorporated by reference, at no cost, by writing or calling us at the following address or telephone number:

China Recycling Energy Corporation

12/F, Tower A

Chang An International Building

No. 88 Nan Guan Zheng Jie,

Xi’an City, Shaanxi Province, China

Attn: David Chong, Chief Financial Officer and Corporate Secretary

+86-29-8769-1097

Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance you are referred to the copy of the contract or other document filed as an exhibit to the registration statement or incorporated herein, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a Registration Statement on Form S-3, as amended, that we filed with the SEC registering the shares of Common Stock that may be offered and sold hereunder. The Registration Statement, including exhibits thereto, contains additional relevant information about us and these shares of Common Stock that, as permitted by the rules and regulations of the SEC, we have not included in this prospectus. A copy of the Registration Statement can be obtained at the address set forth below or at the SEC’s website as noted below. You should read the Registration Statement, including any applicable prospectus supplement, for further information about us and these shares of Common Stock.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at http:/www.sec.gov. You may also read and copy any document we file at the SEC's public reference room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Because our Common Stock is listed on the NASDAQ Global Market, you may also inspect reports, proxy statements and other information at the offices of the NASDAQ Global Market.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth all expenses payable by us in connection with the offering of our Common Stock being registered hereby. All amounts shown are estimates except the SEC registration fee.

SEC registration fee	$3,592.17

Legal fees and expenses

Accounting fees and expenses

Printing and miscellaneous expenses

Total expenses	$0

Item 15.	Indemnification of Directors and Officers.

With certain exceptions involving ouster, securities violations, commodities violations, receiving deposits in insolvent banks with knowledge of insolvency, and recovery by an insurer of profits realized from transactions made with unfair use of information, under Section 78.138 of the Nevada Revised Statutes, our directors and officers will not be individually liable to the Company, its stockholders or creditors for any damages as a result of any act or failure to act in their capacity as a director or officer unless it is proven that the act or failure to act breached fiduciary duties as a director or officer and such breach involved intentional misconduct, fraud, or a knowing violation of law.

Pursuant to our Amended and Restated Bylaws, we are required to indemnify and hold harmless, to the fullest extent permitted by Nevada law, each officer and director of the Company who is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of ours or, while a director or officer of ours, is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, against all expenses, liabilities and losses (including without limitation attorneys’ fees, judgments, fines, taxes, penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person. Under Nevada law, any such indemnification is only available if such person is not liable under Section 78.138 of the Nevada Revised Statutes, as described above, or such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification provided by our Amended and Restated Bylaws is not exclusive of any other rights to which those indemnified may be entitled under any statute, provision of our Articles of Incorporation, agreement, vote of our stockholders or directors, or otherwise and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors, and administrators of such person.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to our Bylaws, Articles of Incorporation, the Nevada Revised Statutes, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-19

We are entitled to purchase insurance on behalf of our officers and directors and we are required to do so pursuant agreements between us and each of our directors.

Item 16.	Exhibits and Financial Schedule

See the Exhibit Index attached to this Registration Statement and incorporated herein by reference.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act of 1933”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this Registration Statement.

(2) That, for the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-20

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

II-21

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Xi’an China, on the 7th day of May, 2012.

CHINA RECYCLING ENERGY CORPORATION

By:	/s/ Guohua Ku
Guohua Ku
Chairman of the Board of Directors and Chief
Executive Officer (Principal Executive Officer)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gouhua Ku	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)
Gouhua Ku		May 7, 2012

/s/ David Chong	Chief Financial Officer (Principal Financial Officer), Principal Accounting Officer and Secretary
David Chong		May 7, 2012

*
Nicholas Shao	Director	May 7, 2012

*
Lanwei Li	Director	May 7, 2012

*
Dr. Robert Chanson	Director	May 7, 2012

*	Director	May 7, 2012
Timothy Driscoll

*	Director	May 7, 2012
Julian Ha

*	Director	May 7, 2012
Albert McLelland

*	Director	May 7, 2012
Yilin Ma

*	Director	May 7, 2012
Chungui Shi

* By:	/s/ David Chong
David Chong
Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description

3.1	Articles of Incorporation (filed as Exhibit 3.05 to the Company’ s Form 10-KSB for the fiscal year ended December 31, 2001).

3.2	Fourth Amended and Restated Bylaws (filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K dated November 25, 2009).

4.1	Common Stock Specimen (filed as Exhibit 4.1 to the Company’s Registration Statement on Form SB-2 dated November 12, 2004; 1934 Act File No. 333-120431).

5.1	Opinion of McKenna Long & Aldridge LLP.**

10.1	Stock and Notes Purchase Agreement by and among the Company, Sifang Holdings Co., Ltd., Shanghai TCH Energy Technology Co., Ltd., Carlyle Asia Growth Partners III, L.P. and CAGP III Co-Investment, L.P., dated November 16, 2007 (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated November 16, 2007).

10.2	Amendment to Stock and Notes Purchase Agreement by and among the Company, Sifang Holdings Co., Ltd., Shanghai TCH Energy Technology Co., Ltd., Carlyle Asia Growth Partners III, L.P. and CAGP III Co-Investment, L.P., dated April 29, 2008 (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated April 29, 2008).

10.3	Form of 10% Secured Convertible Promissory Note issued by the Company to Carlyle Asia Growth Partners III, L.P. and CAGP III Co-Investment, L.P. (filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K dated November 16, 2007).

10.4	Form of 5% Secured Convertible Promissory Note issued by the Company to Carlyle Asia Growth Partners III, L.P. and CAGP III Co-Investment, L.P. (filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K dated November 16, 2007).

10.5	Form of 5% Secured Convertible Promissory Note in the aggregate principal amount of $10,000,000 issued by the Company to Carlyle Asia Growth Partners III, L.P. and CAGP III Co-Investment, L.P. (filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K dated April 30, 2008).

10.6	Registration Rights Agreement by and among the Company, Carlyle Asia Growth Partners III, L.P. and CAGP III Co-Investment, L.P., dated November 16, 2007 (filed as Exhibit 10.6 to the Company’s Current Report on Form 8-K dated November 16, 2007).

10.7	Stockholders Agreement by and among the Company, Carlyle Asia Growth Partners III, L.P., CAGP III Co-Investment, L.P., Hanqiao Zheng and Ping Sun, dated November 16, 2007 (filed as Exhibit 10.5 to the Company’s Current Report on Form 8-K dated November 16, 2007).

10.8	Stock Purchase Agreement by and among the Company, Sifang Holdings Co., Ltd., Shanghai TCH Energy Technology Co., Ltd. and Great Essential Investment, Ltd., dated April 15, 2009 (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated April 20, 2009).

10.9	Registration Rights Agreement by and between the Company and Great Essential Investment, Ltd., dated April 15, 2009 (filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K dated April 20, 2009).

10.10	Note Subscription and Amendment Agreement between the Company and Carlyle Asia Growth Partners III, L.P. and CAGP III Co-Investment, L.P. (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated April 29, 2009).

10.11	Form of 8% Secured Convertible Promissory Note for the aggregate principal amount of $3,000,000 issued to Carlyle Asia Growth Partners III, L.P. and CAGP III Co-Investment, L.P., dated April 29, 2009 (filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K dated April 29, 2009).

10.12	Form of Amended and Restated 5% Secured Convertible Promissory Note for the aggregate principal amount of $5,000,000 issued to Carlyle Asia Growth Partners III, L.P. and CAGP III Co-Investment, L.P., dated April 29, 2009 (filed as Exhibit 10.3 to the Company’ s Current Report on Form 8-K dated April 29, 2009).

10.13	Amended and Restated Registration Rights Agreement by and among the Company, Carlyle Asia Growth Partners III, L.P. and CAGP III Co-Investment, L.P., dated April 29, 2009 (filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K dated April 29, 2009).

10.14	Biomass Power Generation Asset Transfer Agreement, by and between Xi’an TCH Energy Technology Co., Ltd. and Xueyi Dong, dated June 29, 2010 (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, dated June 29, 2010).

10.15	Share Purchase Agreement, by and between Xinyu Peng and Gouhou Ku, dated January 19, 2011. (filed as Exhibit 10.15 to Amendment No. 1 to the Registration Statement on Form S-3/A filed April 12, 2012) (Registration No. 333-179628).

23.1	Consent of Independent Registered Public Accounting Firm.**

23.2	Consent of McKenna Long & Aldridge LLP (included in legal opinion filed as Exhibit 5.1).**

24.1	Powers of Attorney (incorporated by reference to Amendment No. 1 to the Registration Statement on Form S-3/A filed April 12, 2012) (Registration No. 333-179628)).

** Filed herewith